Exhibit 99.3

                          COYOTE NETWORK SYSTEMS, INC.


March 28, 2000



Board of Directors
Group Long Distance, Inc.
6600 North Andrews Avenue - Suite 140
Fort Lauderdale, FL  33309



         Re:      Letter of Intent
                  ----------------

Gentlemen:

         On behalf of Coyote Network Systems, Inc. (Nasdaq:CYOE), I am writing to confirm our mutual intention to enter into a series of agreements, under which Coyote will acquire 100% of the common stock of Group Long Distance, Inc. ("GLD") (the "Merger"). The terms of the Merger, which is subject to (i) satisfactory completion of due diligence by Coyote and GLD, (ii) Board approval by both companies, (iii) regulatory approvals and consents of such third parties as may be necessary, (iv) definitive documents satisfactory to both companies,
(v) SEC approval of the merger proxy and registration statement, and (vi) acceptance by a vote of a majority of the outstanding voting stock of GLD sufficient under the current By-laws and Florida law are as follows:

         1. At the time of signing of this Letter of Intent, Coyote shall pay to GLD fifty thousand ($50,000) dollars as a nonrefundable deposit with respect to the Merger.

         2. As soon as possible following the execution of this Letter of Intent, the parties will negotiate in good faith to enter into a definitive merger agreement, structured as a tax free reorganization under Section 368 the Internal Revenue Code, under which:

                  (a) On the "Exchange Date," defined as the date upon which GLD's shareholders approve the Merger, 750,000 shares of Coyote common stock with full voting rights will be exchanged for 100% of the common stock and exercisable warrants and options of GLD. Any fractional Coyote shares involved in the exchange will be paid in cash;

                  (b) In the event that the five day average closing trade price (Five Day Average) for Coyote stock exceeds $7.50 per share on the Exchange Date, the number of Coyote shares exchanged in the Merger shall be reduced to the number of shares determined by multiplying 750,000 x ($7.50 / Five Day Average). For example, if the Five Day Average on the Exchange Date is $10.00 per share, the number of Coyote shares exchanged shall be 562,500 (750,000 x ($7.50/$10.00)); and

                  (c) If the Five Day Average is less than $6.50 per share on the Exchange Date, the number of Coyote shares exchanged in the Merger shall increase by 750,000 x ($6.50 / Five Day Average). For example, if the Five Day Average is $5.00 per share, the number of Coyote shares in the exchange shall be 975,000 (750,000 x $6.50/$5.00). Provided, however, that if the Five Day Average for Coyote common stock should fall below $5.00 per share as of the Exchange Date, the Merger may be canceled at the option of either party in their sole discretion.

         3. Upon execution of this agreement, both parties agree that they will move forward in the utmost good faith to provide information in order to complete due diligence and to reach agreement on definitive documents in accordance with the terms set forth herein. If, for any reason, definitive agreement is not reached before April 30, 2000, this Letter of Intent shall be null and void.

         4. Both parties agree to keep confidential and not to disclose to third parties, except advisors and counsel, any of the information exchanged, absent the written consent of the party providing such information. The parties agree, however, that the entering into of this Letter of Intent is a material disclosure event for each party and that both parties will disclose the proposed terms of this Letter of Intent through a press release or press releases mutually acceptable to the parties; provided, however, each party hereby agrees that is will not make any public disclosure relating to this Letter of Intent or the proposed Merger without the other party's prior written consent.

         5. GLD agrees that it will cooperate in the preparation of a Merger Proxy and S-4 Registration Statement. GLD also will bring current its financial reporting and file the appropriate Form 10-Q no later than April 30, 2000 and prepare the appropriate 10-Qs for presentation to GLD's auditors not later than April 30, 2000, all at GLD's expense. GLD represents that it is current with respect to preparation and filing of all of its state and federal tax returns, and will be responsible for preparing and filing any part year returns necessitated by the Merger.

         6. GLD represents and warrants that its current capital structure is as follows:
                  (a)  GLD shares outstanding                    3,500,402
                  (b)  Options                                     667,000
                  (c)  Total Diluted Shares                      4,167,402

and that it has not, in the preceding 12 months, declared any dividends of cash or shares or otherwise disposed of or disbursed any cash assets other than in the ordinary course. From the time of execution of this letter, and until April 30, 2000, or such later time as agreed to in the definitive agreements, GLD agrees that it will not, without Coyote's prior written consent, entertain or facilitate any competing offers to sell all or part of its business to a party other than Coyote, and will: (i) continue to conduct its business in the ordinary course; (ii) will not declare any dividends of cash or stock without Coyote's consent; (iii) will otherwise not distribute or disburse any material assets other than in the ordinary course of business; and (iv) not grant any new options or warrants, or change the salary, incentives, benefits or other compensation of its employees, consultants or board members absent Coyote's consent. In the event of breach of this paragraph or the cooperation or confidentiality provisions of this Letter of Intent by GLD, GLD agrees to pay Coyote a breakup fee of $150,000.00 in cash. The amounts of the Options set forth above are approximate and subject to change. All Options shall vest upon the Exchange Date.

         7. The parties acknowledge that the regulatory approvals referred to in the initial paragraph of this Letter of Intent are not likely to be obtained prior to the closing of the transactions contemplated hereunder. GLD agrees that it shall use its reasonable best efforts and shall cooperate with Coyote to obtain all regulatory approvals necessary for the transactions contemplated hereunder, before and after the execution of definitive documents relating to the Merger.

         8. Each party represents and warrants that other than Joseph E. Carpenter, Jr., P.A. that no broker, finder, or investment banker has acted directly or indirectly for GLD or Coyote in connection with this Letter of Intent or the transactions contemplated.

         Except as set forth in the paragraphs 1, 3, 4, 5 and 7 and the third from the last sentence of paragraph 6, this Letter of Intent is nonbinding and subject to conditions set forth in the opening paragraph. If you are in agreement with these terms, please execute this Letter of Intent in the space provided below.

                                              /s/ Daniel W. Latham
                                              --------------------
                                               Daniel W. Latham, President





AGREED AND ACCEPTED this 28th day of March, 2000.


/s/ Glenn S. Koach
------------------
Glenn Koach
President, Group Long Distance, Inc.